Exhibit 99.03
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

25 August 2006

Shire plc (the "Company")

Notification of the Exercise of an Option and Sale of Shares by a Person Discharging Managerial Responsibilities

The Company announces that on 24 August 2006 it was notified of the exercise in London on the same day by Mr Joseph Rus, Executive Vice President - Alliance Management & New Market Development, of an option over 66,038 ordinary 5p shares in the capital of the Company at an exercise price of £3.38 and an option over 35,965 ordinary 5p shares in the capital of the Company at an exercise price of £5.25.

The Company further announces that on 24 August 2006 it was notified of the sale in London on the same day by Mr Rus of the same 102,003 ordinary 5p shares in the capital of the Company at a price of £8.91.

Following these transactions, Mr Rus holds options over 261,845 ordinary 5p shares in the capital of the Company.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire

Registered in England 2883758 Registered Office as above

believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above